UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 23, 2016

MATEON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21990	13-3679168
(Commission File Number)	(IRS Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 635-7000

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 29, 2016, Mateon Therapeutics, Inc. (the “Company”) received a Staff Determination letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company’s common stock price has not regained compliance with NASDAQ Marketplace Listing Rule 5550(a)(2), which requires a minimum closing bid price of $1.00 per share. The letter further indicated that as a result of this noncompliance, the Company’s stock would be delisted from the Nasdaq Capital Market effective at the open of business on December 8, 2016. NASDAQ further indicated that it would complete the delisting action by filing a Form 25-NSE with the Securities and Exchange Commission which will remove the Company’s securities from listing and registration on the Nasdaq Stock Market. The Company does not intend to appeal the Nasdaq Staff’s delisting decision.

Following the delisting by NASDAQ, the Company expects that shares of its common stock will trade on the OTCQX market, an electronic quotation service operated by OTC Markets Group Inc. for eligible securities, effective at the open of business on December 8, 2016. The Company expects that shares of its common stock will continue to trade under its current trading symbol, “MATN.”

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (c), (d), (e) and (f) Not applicable.

(b) On November 23, 2016, Gerald McMahon, Ph.D. resigned from his position as a member of the Company’s Board of Directors (the “Board”). The Company notes that Dr. McMahon’s resignation was not the result of any disagreement with the Company relating to the Company’s policies or practices.

Item 8.01.	Other Events.

Effective November 29, 2016, the Board has appointed Donald R. Reynolds, a current member of the Board, to serve as a member of the Audit Committee and as chairman of the Nominating and Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics, Inc.

Date: November 30, 2016	/s/ Matthew M. Loar
By: Matthew M. Loar
Chief Financial Officer